EXHIBIT 5.2

June 14, 2013

James River Coal Company

901 E. Byrd Street, Suite 1600

Richmond, Virginia 23219

Re:	Registration Statement on Form S-4 relating to Indenture and Exchange Notes referred to below

Ladies and Gentlemen:

We have acted as special West Virginia counsel to Chafin Branch Coal Company, LLC (“Chafin”), a West Virginia limited liability company, Hampden Coal Company, LLC (“Hampden”), a West Virginia limited liability company, International Resources, LLC (“International Resources”), a West Virginia limited liability company, Logan & Kanawha Coal Co., LLC (“L&K”), a West Virginia limited liability company, Rockhouse Creek Development, LLC (“Rockhouse”), a West Virginia limited liability company, and Snap Creek Mining, LLC (“Snap Creek”), a West Virginia limited liability company (collectively, the “West Virginia Guarantors”), and we have acted as special Indiana counsel to Triad Mining, Inc. (“Triad Mining”), an Indiana corporation, and Triad Underground Mining, LLC (“Triad Underground”), an Indiana limited liability company (“Triad Underground” and together with Triad Mining, collectively the “Indiana Guarantors”), which are all subsidiaries of James River Coal Company (the “Company”), a Virginia corporation. The West Virginia Guarantors and the Indiana Guarantors are collectively referred to herein as the “Subject Guarantors.” This opinion is being given in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company, the Guarantors and certain other subsidiaries of the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the issuance by the Company of its 10.00% Senior Convertible Notes Due 2018 (the “Exchange Notes”). The Indenture, dated as of May 22, 2013 (the “Indenture”), by and among the Company, the Guarantors party thereto and U.S. Bank National Association, as Trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by each of the Guarantors to the extent set forth therein (the guarantees of the Guarantors are referred to herein as the “Guarantees”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for (i) the issued and outstanding 3.125% Convertible Senior Notes Due 2018 of the Company under the Indenture dated as of March 29, 2011, by and among the Company and the Trustee, and (ii) the issued and outstanding 4.50% Convertible Senior Notes Due 2015 of the Company under the Indenture dated as of November 20, 2009, by and among the Company and the Trustee. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

We have examined the Indenture and the Guarantees and the form of Exchange Notes. We have also examined originals, or duplicates or certified or conformed copies, of such corporate and company records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth including, but not limited to (i) the secretarial certificates of the Subject Guarantors, (ii) the articles or certificate of incorporation, organization and/or formation, the bylaws or operating agreement, and the similar organizational documents, as applicable, of the Subject Guarantors, and (iii) the unanimous written consents of the Board of Directors, Member(s) or General Partner, as applicable, of the Subject Guarantors, each dated May 22, 2013. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company and the Guarantors.

James River Coal Company

June 14, 2013

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed (i) the truth, accuracy and completeness of all documents and records that we have reviewed, (ii) the genuineness of all signatures, (iii) the authority of the person or persons who executed any such documents on behalf of any person or entity (other than any of the Subject Guarantors), (iv) the legal capacity of all natural persons, (v) the authenticity of the documents submitted to us as originals, (vi) the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies, (vii) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution and delivery of the Indenture, the Guarantees contained therein, and the Exchange Notes and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, (viii) the Company and each of the Guarantors (other than the Subject Guarantors) has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered the Indenture and the related Guarantees contained therein, (ix) the persons identified to us as officers of the Company and the Subject Guarantors are actually serving as such and that any certificates representing Exchange Notes will be properly executed by one or more such persons, and (x) there are and have been no usage of trade or course of prior dealings among the parties that would, in either case, define, supplement or qualify the terms of the Indenture, the Guarantees contained therein or the Exchange Notes. We have also assumed that (1) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (2) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered the Indenture, (3) the Indenture is the valid and legally binding obligation of the Trustee and each of the Guarantors party thereto, including the Subject Guarantors, and (4) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter unless a reported decision of a federal court or a court in the applicable jurisdiction has established its constitutionality or invalidty.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Based solely on its respective Certificate of Existence dated June 14, 2013, issued by the West Virginia Secretary of State, each of the West Virginia Guarantors is a limited liability company duly organized and validly existing under the laws of the State of West Virginia.

2. Based solely on its respective Certificate of Existence dated June 13, 2013, issued by the Indiana Secretary of State, Triad is a corporation and Triad Underground is a limited liability company each duly organized and validly existing under the laws of the State of Indiana.

James River Coal Company

June 14, 2013

3. Each of Chafin, Hampden, International Resources, L&K, Rockhouse, Snap Creek and Triad Underground has full company power and authority to enter into the Indenture (including the Guarantees contained therein) and to perform its obligations thereunder.

4. Triad has full corporate power and authority to enter into the Indenture (including the Guarantees contained therein) and to perform its obligations thereunder.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to the laws of the States of West Virginia and Indiana.

The opinion expressed in numbered paragraph 1 above with respect to the existence of each of the West Virginia Guarantors is based solely on the certificate of existence obtained from the West Virginia Secretary of State. The opinion expressed in numbered paragraph 2 above with respect to the existence of each of the Indiana Guarantors is based solely on the certificates of existence obtained by the Indiana Secretary of State.

The limitations inherent in the role of special local counsel are such that we cannot and have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information included in the Registration Statement or the Prospectus and, except for the opinions contained herein, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the Commission of the Registration Statement with respect to the registration of the securities covered thereby and assume no responsibility for the contents of any such material.

The foregoing opinions are also subject to the following further assumptions and qualifications:

(a) We express no opinion as to the validity or enforceability of any provision in the Exchange Notes, the Indenture and the Guarantees therein.

(b) We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of the addressee with any state or federal laws or regulations applicable to it by reason of its status as or affiliation with a federally insured depository institution.

(c) The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the States of West Virginia and Indiana, in each case as currently in effect. We express no opinion as to federal or state environmental, securities, pension or benefit, labor, antitrust or unfair competition laws, the statutes, ordinances, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction, or federal or state tax laws.

James River Coal Company

June 14, 2013

(d) Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

This opinion is given as of the date hereof. We expressly disclaim any obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K. We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement, and any amendments or supplements thereto, and further consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Sincerely,

JACKSON KELLY PLLC

By: /s/ Elizabeth Osenton Lord
Elizabeth Osenton Lord, Member